Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
FIRST QUARTER 2023 RESULTS AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Tuesday, May 9, 2023) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”), a company engaged in marketing, transportation, logistics and repurposing of crude oil, refined products and dry bulk materials, today announced operational and financial results for the quarter ended March 31, 2023. The Company also declared a quarterly cash dividend of $0.24 per common share.

Q1 2023 Financial Summary

•Total revenue of $650.2 million, versus $774.2 million for the first quarter of 2022.

•Net loss of $2.0 million, or ($0.79) per common share, compared to net earnings of $6.1 million, or $1.39 per diluted common share for the first quarter of 2022.

•Net cash provided by operating activities of $23.7 million for the first quarter of 2023, an increase of $17.8 million from the prior-year quarter. The increase was primarily driven by the timing of payments and receipts from crude oil customers and changes in inventory due to fluctuations in crude oil pricing and barrels held.

•Adjusted net loss of $1.4 million, or ($0.55) per common share, compared to adjusted net loss of $1.0 million, or ($0.24) per diluted common share, for the first quarter of 2022.

•Adjusted cash flow of $4.7 million, an increase of $0.7 million from the first quarter of 2022.

•Cash and cash equivalents were $42.1 million at March 31, 2023, versus $20.5 million at December 31, 2022, primarily due to the timing of receipts and early payments from crude oil customers.

•Liquidity of $81.7 million at March 31, 2023.

•Paid dividends totaling $0.24 per share during the first quarter of 2023. The Company has consistently paid a dividend since 1994.

Adjusted net (loss) earnings, adjusted (loss) earnings per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables later in this release.

Additional Operational Highlights

•Adams’ crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed 94,030 barrels per day (“bpd”) of crude oil during the first quarter of 2023, compared to 90,385 bpd during the first quarter of 2022 and 99,441 bpd during the fourth quarter of 2022.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled 6.55 million miles during the first quarter of 2023, versus 6.80 million miles during the first quarter of 2022 and 6.07 million miles during the fourth quarter of 2022.

•Adams’ crude oil pipeline and storage segment, which includes the Victoria Express Pipeline System (“VEX Pipeline System”), throughput was 10,088 bpd for the first quarter of 2023, compared to 10,486 bpd for the first quarter of 2022 and 10,615 bpd for the fourth quarter of 2022, and terminalling volumes were 10,395 bpd for the first quarter of 2023, compared to 10,948 bpd in the first quarter of 2022, and 10,833 bpd for the fourth quarter of 2022.

•The recently added logistics and repurposing segment, which includes the Firebird Bulk Carriers, Inc. (“Firebird”) and Phoenix Oil, Inc. (“Phoenix”) businesses acquired in August 2022, had a positive impact on quarterly cash flow.

•Remained solidly positioned with 285,440 barrels of crude oil inventory at March 31, 2023, compared to 328,562 barrels at December 31, 2022.

“Our first quarter results reflect the improved performance across our segments despite continued economic headwinds,” said Kevin J. Roycraft, Chief Executive Officer of Adams. “GulfMark’s adjusted cash flows increased compared to both fourth quarter 2022 and the prior-year quarter as we continue to make progress adjusting cost structures and improving contract pricing. Quarterly results for Phoenix and Firebird both improved sequentially, and Service Transport generated positive quarterly cash flow despite pricing pressures and lower shipment volumes.”

Capital Investments and Dividends

During the first quarter of 2023, the Company had capital expenditures of $1.9 million primarily for construction of the pipeline connection, for two tractors and other field equipment. In addition, Adams paid dividends of $0.7 million, or $0.24 per common share.

As part of Adams’ on-going capital allocation strategy, the Board of Directors has declared a quarterly cash dividend for the first quarter of 2023 of $0.24 per common share, payable on June 23, 2023, to shareholders of record as of June 9, 2023.

Outlook

Mr. Roycraft continued, “Overall, we believe Adams is well-positioned for any potential challenges that lie ahead in 2023. The connection for the VEX Pipeline System to Max Midstream is nearly complete and should begin flowing later this summer. We expect continued

challenges through the second quarter as GulfMark works to realize the benefits of their cost cutting efforts and improving margins. Customer activity for Service Transport suggests we will benefit from a stronger second half of the year.”

“Adams has been built on a solid foundation. We have a growing cash position, and our fundamentals remain strong. Our acquisitions of Phoenix and Firebird highly complement our other segments and will allow us to succeed even in challenging markets. We expect improved performance as the year progresses, especially in the second half of the year,” concluded Mr. Roycraft.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Adams’ non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Adams does.

Conference Call

The Company will host a conference call to discuss its first quarter results on Wednesday, May 10, 2023 at 9:00 a.m. ET (8:00 a.m. CT). To participate in the live conference call, dial 1-877-270-2148 (Toll-Free) within the U.S., or 1-412-902-6510 (Toll-Required) outside the U.S., or log into the webcast, available on Adams’ investor relations website at adamsresources.com/investor-relations. A replay will also be available on the Company’s website or by dialing 1-877-344-7529 (Toll-Free) within the U.S., or 1-412-317-0088 (Toll-Required) outside the U.S. and entering code 6664735.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage, tank truck transportation of liquid chemicals and dry bulk, interstate bulk transportation logistics of crude oil, condensate, fuels, oils and other petroleum products and recycling and repurposing of off-specification fuels, lubricants, crude oil and other chemicals through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC, GulfMark Terminals, LLC, Firebird Bulk Carriers, Inc. and Phoenix Oil, Inc. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, capital deployment plans and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

Investor Relations Contact

John Beisler or Steven Hooser
Three Part Advisors
(817) 310-8776

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Marketing	$608,476	$747,555
Transportation	26,445	26,690
Pipeline and storage	—	—
Logistics and repurposing	15,241	—
Total revenues	650,162	774,245

Costs and expenses:
Marketing	604,494	735,647
Transportation	22,413	20,865
Pipeline and storage	938	554
Logistics and repurposing	13,125	—
General and administrative	4,772	4,018
Depreciation and amortization	7,050	5,013
Total costs and expenses	652,792	766,097

Operating (losses) earnings	(2,630)	8,148

Other income (expense):
Interest and other income	204	24
Interest expense	(696)	(114)
Total other (expense) income, net	(492)	(90)

(Losses) Earnings before income taxes	(3,122)	8,058
Income tax benefit (provision)	1,123	(1,968)

Net (losses) earnings	$(1,999)	$6,090

(Losses) Earnings per share:
Basic net (losses) earnings per common share	$(0.79)	$1.40
Diluted net (losses) earnings per common share	$(0.79)	$1.39

Dividends per common share	$0.24	$0.24

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$42,135	$20,532
Restricted cash	8,847	10,535
Accounts receivable, net of allowance for doubtful accounts	158,126	189,039
Inventory	22,275	26,919
Derivative assets	157	—
Prepayments and other current assets	3,028	3,118
Total current assets	234,568	250,143

Property and equipment, net	110,264	106,425
Operating lease right-of-use assets, net	7,414	7,720
Intangible assets, net	9,294	9,745
Goodwill	6,428	6,428
Other assets	3,595	3,698
Total assets	$371,563	$384,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$191,704	$204,391
Accounts payable – related party	—	31
Derivative liabilities	—	330
Current portion of finance lease obligations	5,221	4,382
Current portion of operating lease liabilities	2,821	2,712
Current portion of long-term debt	2,500	—
Other current liabilities	16,627	19,214
Total current liabilities	218,873	231,060
Other long-term liabilities:
Long-term debt	21,250	24,375
Asset retirement obligations	2,434	2,459
Finance lease obligations	18,677	12,085
Operating lease liabilities	4,595	5,007
Deferred taxes and other liabilities	14,579	15,996
Total liabilities	280,408	290,982

Commitments and contingencies

Shareholders’ equity	91,155	93,177
Total liabilities and shareholders’ equity	$371,563	$384,159

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2023	2022
Operating activities:
Net (losses) earnings	$(1,999)	$6,090
Adjustments to reconcile net (losses) earnings to net cash
provided by operating activities:
Depreciation and amortization	7,050	5,013
Gains on sales of property	(31)	(491)
Provision for doubtful accounts	(3)	(5)
Stock-based compensation expense	283	195
Deferred income taxes	(1,424)	561
Net change in fair value contracts	(487)	(20)
Changes in assets and liabilities:
Accounts receivable	30,916	(74,660)
Accounts receivable/payable, affiliates	(31)	48
Inventories	4,644	(23,440)
Income tax receivable	—	1,284
Prepayments and other current assets	90	684
Accounts payable	(12,653)	91,211
Accrued liabilities	(2,514)	(775)
Other	(134)	178
Net cash provided by operating activities	23,707	5,873

Investing activities:
Property and equipment additions	(1,900)	(3,694)
Proceeds from property sales	441	856
Net cash used in investing activities	(1,459)	(2,838)

Financing activities:
Borrowings under Credit Agreement	18,000	—
Repayments under Credit Agreement	(18,625)	—
Principal repayments of finance lease obligations	(1,576)	(1,139)
Net proceeds from sale of equity	549	—
Dividends paid on common stock	(681)	(1,068)
Net cash used in financing activities	(2,333)	(2,207)

Increase in cash and cash equivalents, including restricted cash	19,915	828
Cash and cash equivalents, including restricted cash, at beginning of period	31,067	107,317
Cash and cash equivalents, including restricted cash, at end of period	$50,982	$108,145

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$(1,999)	$6,090
Add (subtract):
Income tax (benefit) provision	(1,123)	1,968
Depreciation and amortization	7,050	5,013
Gains on sales of property	(31)	(491)
Stock-based compensation expense	283	195
Inventory liquidation gains	—	(8,717)
Inventory valuation losses	1,017	—
Net change in fair value contracts	(487)	(20)
Adjusted cash flow	$4,710	$4,038

Adjusted net (losses) earnings and (losses) earnings
per common share (Non-GAAP):
Net (losses) earnings	$(1,999)	$6,090
Add (subtract):
Gains on sales of property	(31)	(491)
Stock-based compensation expense	283	195
Net change in fair value contracts	(487)	(20)
Inventory liquidation gains	—	(8,717)
Inventory valuation losses	1,017	—
Tax effect of adjustments to earnings (losses)	(164)	1,897
Adjusted net losses	$(1,381)	$(1,046)

Adjusted losses per common share	$(0.55)	$(0.24)

Reconciliation of Adjusted Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$23,707	$5,873
Add (subtract):
Income tax (benefit) provision	(1,123)	1,968
Deferred income taxes	1,424	(561)
Provision for doubtful accounts	3	5
Inventory liquidation gains	—	(8,717)
Inventory valuation losses	1,017	—
Changes in assets and liabilities	(20,318)	5,470
Adjusted cash flow	$4,710	$4,038

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